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Exhibit 23.19

Consent of Independent Auditor

We consent to the inclusion of our reported dated March 31, 2007 with respect to the Financial Statements of California Animal Hospital Veterinary Specialty Group, Drs. Ettinger, Lusk, Barret, Norman, Charette and Sammut, A Veterinary Corporation for the two months ended February 28, 2007 and the years ended December 31, 2006, 2005 and 2004 in the S-4 filing of Echo Healthcare Acquisition Corp. dated October 23, 2007.

This consent should not be regarded as updating the aforementioned reports or representing that we performed any procedures subsequent to the date of such report.

/s/ BLOCK, PLANT, EISNER, FIORITO & BELAK-BERGER

BLOCK, PLANT, EISNER, FIORITO & BELAK-BERGER

Encino, California
October 23, 2007